UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Supply Agreement with Wealthy Rise International, Ltd.

On September 4, 2008, Hoku Materials, Inc., or Hoku Materials, a wholly owned subsidiary of Hoku Scientific, Inc., entered into a supply agreement, or the Supply Agreement, with Wealthy Rise International, Ltd., a wholly-owned subsidiary of Solargiga Energy Holdings, Ltd., or Solargiga, for the sale and delivery of polysilicon to Solargiga over a ten-year period beginning in March 2010. Under the Supply Agreement, up to approximately $455 million may be payable to Hoku Materials during the ten-year period, subject to the acceptance of product deliveries and other conditions. The Supply Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by Solargiga each month and each year at set prices from the date of the first shipment in 2010, for a continuous period of ten years.

Under the Supply Agreement, Solargiga is required to pay Hoku Materials a cash deposit of $22 million by September 19, 2008, as a prepayment for future product deliveries, unless Solargiga is required to obtain the approval of its shareholders pursuant to applicable rules governing the listing of securities on the Stock Exchange of Hong Kong, in which case Solargiga shall have an additional 60 days to obtain such approval and pay the $22 million prepayment. If the shareholder approval is not obtained and the $22 million payment is not received within the applicable time period, then Hoku Materials may terminate the Supply Agreement and Solargiga shall pay Hoku Materials a break-up fee.

In addition to the $22 million initial cash deposit, Solargiga is required to pay an additional $46 million, as a prepayment for future product deliveries, in increments of $21 million, and $20 million on or before December 20, 2008, and March 31, 2009, respectively, with a final $5 million being payable when Hoku Materials completes aggregate shipments of a specified volume of products to Solargiga. As security for Solargiga’s $46 million future prepayment obligation, Solargiga is required to deliver to Hoku Materials a $46 million stand-by letter of credit by November 4, 2008. If Solargiga does not deliver the $46 million stand-by letter of credit by November 4, 2008, or pay any installment of the $46 million deposit when due, then Hoku Materials may immediately terminate the Supply Agreement and retain all deposits that have been paid as of the date of termination as liquidated damages.

The term of the Supply Agreement is ten years from the date of the first shipment, which is planned to be prior to March 31, 2010. Each party, however, may terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the contract by the other party. Hoku Materials’s failure to commence shipments of polysilicon by June 30, 2010 constitutes a material breach by Hoku Materials under the terms of the Supply Agreement, among other circumstances. Solargiga’s failure to pay any of the cash deposits when due, or provide the $46 million stand-by letter of credit by November 4, 2008, constitutes a material breach of the contract by Solargiga, among other circumstances. In most cases, if Solargiga terminates the Supply Agreement, then Hoku Materials is required to refund to Solargiga the $68 million prepayment, less any part of the $68 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement.

Pursuant to the Supply Agreement, Hoku Materials has granted to Solargiga a security interest in all of its tangible and intangible assets related to its polysilicon business to serve as collateral for Hoku Materials’s obligation to repay the $68 million deposit if the Supply Agreement is terminated by Solargiga. Upon a termination of the Supply Agreement by Hoku Materials, Hoku Materials generally may retain the entire amount of the $68 million prepayment, less any part of the $68 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement.

The Supply Agreement will be filed with Hoku Scientific's Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2008.

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Supply Agreement with SANYO Electric Co., Ltd.

On January 30, 2008, Hoku Materials entered into an Amended and Restated Supply Agreement, or the Sanyo Supply Agreement, with SANYO Electric Co., Ltd., or Sanyo, for the sale and delivery of polysilicon to Sanyo over a ten-year period beginning in January, 2010. Each party, however, had the right to terminate the Sanyo Supply Agreement at an earlier date under certain circumstances, including, but not limited to, Hoku Materials’s failure on or before May 31, 2008, to raise $150 million in gross aggregate proceeds from long-term bank debt, the sale of equity, customer pre-payments or any combination thereof, to procure the Hoku Materials facility and equipment necessary to manufacture three thousand (3,000) metric tons of polysilicon product per annum. On August 29, 2008, Hoku and Sanyo agreed to terminate the Sanyo Supply Agreement due to the inability of Hoku Materials to raise the $150 million in financing required by the Sanyo Supply Agreement, and the failure of the parties to agree to the terms of an amended supply agreement.

Under the Sanyo Supply Agreement, up to approximately $530 million would have been payable by Sanyo to Hoku Materials during a ten-year period, subject to the achievement of certain milestones, the acceptance of product deliveries and other conditions. The Sanyo Supply Agreement provided for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by Sanyo each month and each year at set prices from January 1, 2010 through December 31, 2019.

Following the termination of the Sanyo Supply Agreement, Hoku is obligated to return the $2 million prepayment for products that Sanyo had previously paid to Hoku Materials, and to authorize the release to Sanyo of approximately $109 million of Sanyo’s cash that was previously deposited into an escrow account. Thereafter, neither Hoku Materials nor Sanyo will have any continuing obligation to the other party under the Sanyo Supply Agreement.

The Sanyo Supply Agreement is filed as Exhibit 10.61 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed with the Securities and Exchange Commission on June 6, 2008.

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Supply Agreement with Global Expertise Wafer Division Ltd.

On June 18, 2007, Hoku Materials entered into a supply agreement with Global Expertise Wafer Division Ltd., or GEWD, for the sale and delivery of polysilicon to GEWD over a seven-year period beginning in 2009, or the GEWD Supply Agreement. Each party, however, had the right to terminate the Supply Agreement if, on or before May 31, 2008, Hoku Materials had not secured financing to procure its planned polysilicon production plant in Pocatello, Idaho. On September 4, 2008, Hoku Materials exercised its right to terminate the GEWD Supply Agreement due to the inability of Hoku Materials to satisfy this financing contingency, and failure of the parties to agree to the terms of an amended agreement.

Under the GEWD Supply Agreement, up to approximately $117 million would have been payable to Hoku Materials during the seven-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The GEWD Supply Agreement provided for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by GEWD each month and each year at set prices from or before December 31, 2009, for a continuous period of seven years.

Following the termination of the GEWD Supply Agreement, Hoku is obligated to return the $2 million prepayment for products that GEWD had previously paid to Hoku Materials, and to return a $25 million letter of credit that had been issued to Hoku Materials on behalf of GEWD by Dresdner Bank. Thereafter, neither Hoku Materials nor GEWD will have any continuing obligation to the other party under the GEWD Supply Agreement.

The GEWD Supply Agreement is filed as Exhibit 10.46 to our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007, filed with the Securities and Exchange Commission on August 6, 2007.

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Equity Distribution Agreement with UBS Securities LLC.

On June 12, 2008, we entered into an Equity Distribution Agreement, or the EDA, with UBS Securities LLC, or UBS. The EDA provided that we could offer and sell shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $54,000,000 from time to time through UBS, as sales agent. As of the close of market on August 18, 2008, which was the last day we sold shares of common stock pursuant to the EDA, we had raised gross aggregate proceeds of $6,872,190, less broker fees, commissions, and expenses, from the sale of an aggregate of 1,160,716 shares of our common stock pursuant to the EDA. On August 29, 2008, we terminated the EDA and all sales of our common stock under the EDA have ceased. Except for our obligation to reimburse UBS for their legal and other fees and expenses incurred in connection with EDA, and certain indemnification and other obligations that survive the termination of the EDA, neither we nor UBS have any continuing obligations to the other party under the EDA.

The EDA is filed as Exhibit 1.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 16, 2008.

Item 7.01. Regulation FD Disclosure.

On September 4, 2008, we issued a press release entitled “Hoku Announces Realignment of Polysilicon Capacity; Outlines Financing Plan.” The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 of this Report on Form 8-K, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Hoku Scientific, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 4, 2008, entitled, “Hoku Announces Realignment of Polysilicon Capacity; Outlines Financing Plan.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 4, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated September 4, 2008, entitled, “Hoku Announces Realignment of Polysilicon Capacity; Outlines Financing Plan.”